(29781.1) Exhibit 10.1

LICENSING AGREEMENT

     LICENSING AGREEMENT dated as of October _____, 2004 by and between ROYALTECH CORP (RTC) a Delaware corporation with offices in Montreal, Quebec, and Mr. Kang Zhang, resident in Shanghai, China ("KZ").

     WHEREAS, RTC is a development company engaged in research and development of biotechnologies, and manufacture and distribution of biotech products, particularly with respect to clinical laboratory diagnostic techniques/kits.

     WHEREAS, KZ possesses the technological know how to manufacture clinical laboratory diagnostic kits including proprietary rights under his name filed with State Intellectual Property Right Bureau, People’s Republic of China; and KZ desires to grant a license to RTC to manufacture the products and to distribute and market the Products in the territory agreed by both parties.

     NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

i) LICENSE.

     Upon all of the terms and conditions set forth in this agreement, KZ hereby grants RTC during the term of this agreement license to distribute, promote, market and sell the Products. The products are:

a)	Assay techniques and test kit for human serum alpha-L fucosidase to be used in the diagnosis of hepatocacinoma, liver cirrhosis.

b)	Assay techniques and test kit for human serum Glycyl-proline-dipeptidyl aminopeptidase (GPDA) to be used in the diagnosis hepatocacinoma and gastrocacinoma.

c)	Assay techniques and test kit for human serum Bilirubin conjugated (excluding bilirubin ´)(Bc_true) to be used in the diagnosis of hepatobiliary disorders

d)	Assay techniques and test kit for human plasma 1,5-anhydro-D-glucital (1,5-AG) to be used in the diagnosis of diabetes

e)	Assay techniques and test kit for human serum alpha-amylase(-Amy) to be used in the diagnosis of acute pancreatitis.

(ii) MANUFACTURE COOPERATION

     (a)      KZ will manage product manufacturing, quality control and provide necessary technical training. KZ is responsibility for quality control over the manufacture procedures, semi/final products to assure that products meet the standards of technical and clinical

(29781.1)

performance that is accepted generally in the industry and clinical practice and or reported in the publications.

     (b) RTC provides manufacture facility including every necessary condition other that technical protocol/information/quality assurance that specified in 2(a), such as laboratory, equipments, materials, and laboratory support personals.

               iii)  PROPRIETARY RIGHTS, REPRESENTATIONS AND WARRANTIES

               (a) KZ hereby claims, represents, and warrants to RTC that KZ is the true inventor owner of the patents, patent applications and other intellectual property and proprietary rights in and to the Products and their related technologies. KZ has the power and the right to sell, assign, transfer and deliver to RTC, good, valid and marketable title to the products, and to carry out the transactions contemplated hereby, free and clear of all mortgages, pledges, liens, security interests or other such encumbrances or charges of any kind validly existing and in good standing under the laws of the State of Delaware.

               (b) RTC claims, represents, and warrants to KZ that RTC is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on the business and transactions as it is now being conducted, and contemplated herby.

                 iii) MANUFACTURE LOCATION AND SALES TERRITORY

                 RTC and KZ will jointly decide the manufacture location and sales territory according to the principle a) to maximize the strengths of both sides in producing the products and b) better promoting /marketing the products domestically and worldwide

                iv) RESPONSIBILITY AND RISK TAKING KZ will be responsible for any waste of materials and cost associated with the waste that is due to the difficulty/mismanagement/mistakes in technical aspects. RTC will be responsible for any lost/cost due the over-all planning, products storage, transportation, misusage, and all causes other than the technical ones.

                v) STOCK PURCHASE, ROYALTY AND REVENUE SHARING.

                KZ is entitled the technique utilization-fees set up and calculated below. The technique utilization-fees are set as 12.5% of the out-off factory unite price that is agreed by the two parties times the unite number of the products (kits) produced in each production batch. The technique utilization-fees become due in two months.

vi) TERMINATION.

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                       In the event RTC or KZ, as applicable, is not able to comply with the agreement, each party shall have the right, at its option and in addition to any other right of any nature it may have at law or in equity, to do any or all of the following: (A) terminate this agreement and each party shall be released from any and all obligations under the Agreement; (B) delete from the operation of this agreement any part of the Territory; all upon written 30 days notice to other party, and each shall do so with discreet consideration for the other party, for which any dispute shall be resolved via negotiation

                     vii) TERM OF THIS AGREEMENT.

                      (a) The term of this agreement shall be for a period of five years unless terminated earlier as provided herein.

                      (b) Upon expiration or termination of this agreement, all rights granted to RTC shall forthwith revert to KZ.

                       viii) MISCELLANEOUS.

                       (a) This agreement shall be interpreted and governed by the laws of the State of Delaware, and the federal courts in Delaware shall have exclusive jurisdiction over any disputes arising from the Agreement

                       (b) All notices required under this agreement shall be given in writing by certified mail, postage prepaid, addressed to the party for whom intended to address as shown in this agreement or to such other address as may be designated by the parties in writing.

                      (c) This agreement shall be binding upon the RTC’s successors and permitted assigns.

                      (d) This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. No modification, extension or waiver of any provision hereof or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by all parties hereto.

                      (e) The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                      (f) This Agreement is written in English and in Chinese. The Chinese version is authentic, and should be consulted as a base of interpretation.

                       IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed this         day of October 2004.

ROYALTECH CORP	KANG ZHANG
By: /s/ Chenxi Shi	By: /s/ Kang Zhang
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